                                                                   EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of , October 1997, to become effective as of the Effective Date (as herein defined) by and between TROPICAL SPORTSWEAR INTERNATIONAL CORPORATION, a Florida corporation (the "Company"), and WILLIAM W. COMPTON (the "Employee").

                                   RECITALS:

         In entering into this Agreement, the Company desires to provide the Employee with substantial incentives to serve the Company without distraction or concern over minimum compensation, benefits or tenure, to develop and implement the Company's business plan and to manage the Company's future growth and development and to maximize the returns to the Company's stockholders.

         NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1.       CERTAIN DEFINITIONS

         A. Certain Definitions. As used herein, the following terms have the meanings assigned to them below:

                  "Acquiring Person (Type A)" means any Person who or which, together with all Affiliates and Associates of such Person, is or are the Beneficial Owner(s) of a minimum of twenty five (25%) or more of the shares of Common Stock then outstanding, but does not include any Exempt Person; provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of a minimum of twenty five percent (25%) or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such Person, unless, in either such case, such Person, together with all Affiliates and Associates of such Person, is not then the Beneficial Owner of a minimum of twenty five percent (25%) or more of the shares of Common Stock then outstanding.

                  "Acquiring Person (Type B)" means any Person who or which, together with all Affiliates and Associates of such Person, is or are the Beneficial Owner(s) of a minimum of thirty three and one half percent (33.5%) or more of the shares of Common Stock then outstanding, but does not include any Exempt Person; provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of a minimum of thirty

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three and one half percent (33.5%) or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such Person, unless, in either such case, such Person, together with all Affiliates and Associates of such Person, is not then the Beneficial Owner of a minimum of thirty three and one half percent (33.5%) or more of the shares of Common Stock then outstanding. If a Person becomes an Acquiring Person (Type B) he shall not also be considered an Acquiring Person (Type A).

                  "Active Status" means the Employee's Employment status from the Effective Date to the Termination Date.

                  "Affiliate" has the meaning ascribed to that term in Exchange Act Rule 12b-2.

                  "Annual Cash Bonus" is the cash bonus calculated pursuant to the methodology set forth in paragraph 4.B. and paid to Employee annually during the term of this Agreement.

                  "Annual Cash Compensation" of the Employee for any Compensation Year means the sum of the Base Salary and Annual Cash Bonus earned by the Employee during that Compensation Year, including all amounts deferred at the election of the Employee pursuant to a Compensation Plan intended to qualify as a plan under Section 401(k) of the Code or otherwise. If salary or bonus is paid in whole or in part in property other than cash (such as Common Stock) the amount so paid shall be the fair market value thereof on the date of payment.

                  "Average Annual Bonus" is the average (mean) of the annual bonuses earned by Employee during the three year period ending on or preceding the Termination Date (including any Compensation Years that end on or precede the Effective Date). If, for purposes of a termination payment, the annual bonus for the most recent year cannot be calculated because necessary information is not yet available, the annual bonus for the preceding year will be counted twice instead. If any annual bonus was to be paid in whole or in part in property other than cash (such as Common Stock) the amount so earned and included for purposes of this calculation shall be the fair market value thereof on the date for the determination of such fair market value that is specified in the agreement that such payment be so paid, and if no such date is therein specified for such determination, then on the date of such agreement, and , if there is no such agreement, then on the date of payment.

                  "Average Annual Compensation" means the sum of the Employee's Average Base Salary and the Average Annual Bonus.

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                  "Average Base Salary" is the average (mean) of the base
salaries earned by the Employee during the three year period ending on or preceding the Termination Date (including any Compensation Years that precede or end on the Effective Date). If any base salary was to be paid in whole or in part in property other than cash (such as Common Stock) the amount so earned and included for purpose of this calculation shall be the fair market value thereof on the date for determination of such fair market value that is specified in the agreement that such payment be so paid, and if no such date is therein specified for such determination then on the date of such agreement, and if there is no such agreement, then on the date of payment.

                  "Associate" means, with reference to any Person,

                           (a) any corporation, firm, partnership, association,
unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which that Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 15% or more of any class of its equity securities,

                           (b) any trust or other estate in which that Person
has a substantial beneficial interest or for or of which that Person serves as trustee or in a similar fiduciary capacity and

                           (c) any relative or spouse of that Person, or any
relative of that spouse, who has the same home as that Person.

                  "Base Salary" means the guaranteed minimum annual salary payable by the Company to the Employee pursuant to Section 4(A).

                  "Beneficial Owner" a specified Person is deemed the "Beneficial Owner" of, and is deemed to "beneficially own," any securities.

                           (a) of which that Person or any of that Person's
Associates or controlled Affiliates, directly or indirectly, is the "beneficial owner" (as determined pursuant to Exchange Act Rule 13d-3) or otherwise has the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (a) as a result of an agreement, arrangement or understanding to vote that security if that agreement, arrangement or understanding: 1) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act (that is, the exclusions in these subparagraphs (a) and (b) give effect to the exemption for a proxy or consent solicitation in Exchange Act rule 14a-2(b) (2); and (2) is not then reportable by such Person on Exchange Act Schedule 13D (or any comparable or successor report);

                           (b) which that Person or any of that Person's
Affiliates or Associates, directly or indirectly, has the right or obligation to acquire (provided that right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing) or on the exercise of conversion rights,

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exchange rights, other rights, warrants or options, with an exercise price equal to or below the public trading price at the time of calculation; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by that Person or any of that Person's Affiliates or Associates until those tendered securities are accepted for purchase or exchange; or

                           (c) which are beneficially owned, directly or
indirectly, by (1) any other Person (or any Affiliate or Associate thereof) with which the specified Person or any of the specified Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, or holding with the right to vote or of voting (except pursuant to a revocable proxy or consent as described in the provisio to subparagraph (a) of this definition) or disposing of any voting securities of the Company or (2) any group (as that term is used in Exchange Act Rule 13d-5(b)) of which that specified Person is a member; provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such a Person's participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of that acquisition and the security has been placed in an investment account. For purposes of this Agreement, "voting" a security shall include voting, granting a proxy, acting by consent, making a request or demand relating to corporate action (including, without limitation, calling a stockholder meeting) or otherwise giving an authorization (within the meaning of
Section 14(a) of the Exchange Act) in respect of such security.

                  "Board" means herein the entire Board of Directors of the Company, except when less than the entire Board is specified herein.

                  "Business Reason" for the Company's termination of the Employee's Employment means any reason other than Cause.

                  "Business Reason Termination Payment During Initial Term" means at any time during the Initial Term (which begins on the Effective Date and ends on the fifth anniversary thereof) an amount equal to the Employee's Average Annual Compensation calculated as of the Termination Date multiplied by the greater of 2 or the remaining number of years (rounded to the nearest 1/12th of a year) in such five year Initial Term. For example, if the Company were to terminate the Employee for a Business Reason two and seven-twelfths (2 7/12) years from the Effective Date, the Employee would be entitled to an amount equal to two and five twelfths (2 5/12) times the Employee's Average Annual Compensation on such Termination Date. If the Company were to terminate the Employee for a Business Reason four and six-twelfths (4 6/12) years from the Effective Date, the Employee would be entitled to an amount equal to two times the Employee's Average Annual Compensation on such Termination Date.

                  "Business Reason Termination Payment During Renewal Term" means at any time after the Initial Term and during any Renewal Term an amount equal to two (2) times the Employee's then Average Annual Compensation calculated as of the Termination Date.

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                  "Cause" for the Company's termination of the Employee's
Employment means:

                           (a) the Employee's final conviction of a felony, as
evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, which in the opinion of the Required Board Majority (excluding Employee) substantially impairs the Employee's ability to perform his duties and obligations to the Company; or

                           (b) a determination by the Required Board Majority
(excluding Employee) that the Employee has continued to engage in conduct which has caused or is reasonably likely to cause, demonstrable and serious injury to the Company after having been given written notice of such determination by the Required Board Majority and a reasonable opportunity to cure, which curative period shall not be less than ninety (90) days: or

                           (c) the Required Board Majority's determination
(excluding Employee) of Employee's continuing failure to substantially perform his duties and responsibilities in accordance with the provisions of this Agreement (except by reason of the Employee's incapacity due to physical or mental illness or injury) for a period of ninety (90) days (the "Grace Period") after the Required Board Majority (excluding Employee) has delivered to the Employee a written demand for substantial performance hereunder which specifically identifies the provision of this Agreement which the Required Board Majority contends that Employee has continually failed to substantially perform, the bases for the Required Board Majority's determination that the Employee has continually failed to substantially perform his duties and responsibilities under such provision and the specific nature of the corrective action that the Required Board Majority proposes that Employee take during the Grace Period; provided, that for purposes of this clause (c), the Company shall not have Cause to give such notice or thereafter terminate the Employee's Employment if such act or omission was taken or omitted to be taken by an officer or employee of the Company other than Employee or the act or omission was taken or omitted by Employee with the concurrence of a majority of the Board or the act or omission was taken or omitted by the Employee in good faith with a reasonable belief that the act or omission was authorized by a majority of the Board or otherwise in the interest of the Company. If, during such Grace Period, Employee takes the corrective action specified by the Required Board Majority Termination for cause under this provision shall require the approval of the Required Board Majority (excluding Employee).

                  "Change of Control (Type A)" means the occurrence of any of the following events that occurs after the Closing Date:

                           (a) any Person becomes an Acquiring Person (Type A);

                           (b) a merger of the Company with or into, or a sale
by the Company of its properties and assets substantially as an entirety to, another Person occurs and, immediately after that occurrence, any Person, other than any Exempt Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty five percent (25%), but no more than thirty three and one half percent (33.5%) or more of the total voting power of the then outstanding Voting

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Shares of the Person surviving that transaction (in the case of a merger or consolidation) or the Person acquiring those properties and assets substantially as an entirety.

                  "Change of Control (Type B)" means the occurrence of any of the following events that occurs after the Closing Date:

                           (a) any Person becomes an Acquiring Person (Type B);

                           (b) a merger of the Company with or into, or a sale
by the Company of its properties and assets substantially as an entirety to, another Person occurs and, immediately after that occurrence, any Person, other than any Exempt Person, together with all Affiliates and Associates of such Person, other than Exempt Persons, shall be the Beneficial Owner of more than thirty three and one half percent (33.5%) or more of the total voting power of the then outstanding Voting Shares of the Person surviving that transaction (in the case of a merger or consolidation) or the Person acquiring those properties and assets substantially as an entirety.

                  "Change of Control (Type A) Payment Upon Voluntary Termination By Employee" means that if within 365 days after a Change of Control (Type A) the Employee gives Notice of Termination of this Agreement, the Employee shall be paid an amount equal to the Employee's Average Base Salary calculated as of the Termination Date multiplied by two (2.0).

                  "Change of Control (Type B) Payment Upon Voluntary Termination By Employee" means that if within 365 days after a Change of Control (Type B) the Employee terminates this Agreement, the Employee shall be paid an amount equal to the sum of the Employee's Average Base Salary calculated as of the Termination Date multiplied by two (2.0) plus the Employee's Average Annual Bonus calculated as of the Termination Date multiplied by two (2.0).

                  "Closing Date" means the completion of the closing of the sale of shares of the Common Stock to the underwriters in the Company's initial public offering.

                  "Code" means the Internal Revenue Code of 1986.

                  "Common Stock" means the common stock or any other voting securities of the Company.

                  "Company" means

                           (a) Tropical Sportswear International Corporation, a
Florida corporation, and any successor thereto;

                           (b) any Person that assumes the obligations of "the
Company" hereunder, by operation of law, pursuant to Section 7(I) or otherwise, including but not limited to Tropical Sportswear International Corporation, a Florida corporation.

                  "Compensation Plan" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or

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any subsidiary of the Company, or to which the Company or any subsidiary of the
Company contributes, on behalf of any Executive Officer or any member of the family of any Executive Officer,

                           (a) including

                                    (i) any "employee pension benefit plan" (as
defined in Section 3(2) of ERISA) or other "employee benefit plan" (as defined in Section 3(3) of ERISA),

                                    (ii) any other retirement and savings plan,
including any supplemental benefit arrangement relating to any plan intended to be qualified under Section 401 (a) of the Code or whose benefits are limited by the Code or ERISA,

                                    (iii) any "employee welfare plan" (as
defined in Section 3(l) of ERISA),

                                    (iv) any arrangement, plan, policy, practice
or program providing for severance pay, deferred compensation or insurance benefit,

                                    (v) any Incentive Plan and

                                    (vi) any arrangement, plan, policy, practice
or program

                                            (A) authorizing and providing for
the payment or reimbursement of expenses attributable to first-class air travel and first-class hotel occupancy while on travel or

                                            (B) providing for the payment of
business luncheon and country club dues, long-distance charges, mobile phone monthly air time or other recurring monthly charges or any other fringe benefit, allowance or accommodation of employment, but

                           (b) excluding any compensation arrangement, plan,
policy, practice or program to the extent it provides for annual Base Salary or Annual Cash Bonus.

                  "Compensation Year" means the fiscal year of the Company.

                  "Confidential Information" means, with respect to the Company or any subsidiary of the Company, all trade secrets and other confidential, non-public/proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sale programs, customer lists, records of customer service requirements, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any governmental authority and all other confidential, nonpublic concepts, methods of doing business, materials or information prepared or performed for, by or on behalf of that Person.

                  "CPI" means for any period the Consumer Price Index for All Urban Consumers--All Items Index for Tampa, Florida (or any substantially similar index

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published for the same area), as published by the United States Department of
Labor, Bureau of Labor Statistics (or its successor) for that period.

                  "Disability" of the Employee means the Employee has been determined (which determination shall be final and binding on all Persons, absent manifest error), as a result of a physical or mental illness or personal injury he has incurred (including illness or injury resulting from any substance abuse), by a Qualified Physician (who may be the doctor treating or otherwise acting as the Employee's doctor in connection with the illness or injury in question) selected by the Employee with the consent of the Company, or by the Company at its expense and with the consent of the Employee (which consent shall not be unreasonably withheld in either case), to be unable to perform, at the time of that determination and, in all reasonable medical likelihood, indefinitely thereafter, the normal duties then most recently assigned, under and in accordance with the terms hereof, to the Employee while on Active Status; provided that, the determination whether the Employee has incurred a Disability shall be made by a majority of three (3) Qualified Physicians,

                           (a) one (1) of whom shall be selected by the
Employee,

                           (b) one (1) of whom shall be selected by the Company
and

                           (c) the remaining one (1) of whom shall be selected
by the Qualified Physicians selected by the Employee and the Company pursuant to clauses (a) and (b) of this proviso and the fees and expenses of whom will be shared and paid in equal amounts by the Employee and the Company if:

                                    (1) (A) the Company has reasonably withheld
its consent to the Qualified Physician, if any, selected by the Employee or

                                        (B) the Employee has reasonably
withheld his consent to the Qualified Physician, if any, selected by the Company and

                                    (2) the Qualified Physicians selected by the
Employee and the Company disagree as to whether the Employee has incurred a Disability. For purposes of this definition, if the Employee is unable by reason of illness or injury to give an informed consent to the performance of the treatment of that illness or injury, a Qualified Physician selected by any Person who is authorized by applicable law to give that consent will be deemed to have been selected by the Employee.

                  "Effective Date" means the Closing Date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974.

                  "Employment" means the employment of the Employee by the Company or a subsidiary of the Company hereunder.

                  "Exchange Act" means the Securities Exchange Act of 1934.

                  "Executive Officer" means any of the chairman of the board, the chief executive officer, the chief operating officer, the chief financial officer, the president, any

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
'executive or senior vice president or the general counsel of the Company.

                  "Exempt Person" means

                           (a) (1) the Company, any subsidiary of the Company,
any employee benefit plan of the Company or of any subsidiary of the Company, and

                               (2) any Person organized, appointed or
established by the Company for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any subsidiary of the Company and

                           (b) the Employee, any Affiliate or Associate of the
Employee or any group (as that term is used in Exchange Act Rule 1 3d-5(b)) of which the Employee or any Affiliate or Associate of the Employee is a member.

                           (c) Michael Kagan, any Affiliate or Associate of
Michael Kagan or any group (as that term is used in Exchange Act Rule 1 3d-5(b)) of which Michael Kagan or any Affiliate or Associate of Michael Kagan is a member.

                           (d) Accel, S.A. de C.V., any Affiliate or Associate
of said Accel or any group (as that term is used in said rule) of which said Accel or any Affiliate or Associate of said Accel is a member.

                           (e) Shakale Internacional S.A., any Affiliate of
Associate of said Shakale or any group (as that term is used in said rule) of which said Shakale or any Affiliate or Associate of said Shakale is a member.

                  "Good Reason" for the Employee's termination of his Employment means any of the following that occurs before the Employee gives a Notice of Termination for Good Reason and which has not been cured by the Company reasonably promptly after receipt of such notice of Good Reason from the Employee; provided that any such cure that occurs after ninety (90) days of such notice shall not be considered reasonably prompt and any such cure that occurs within 90 days of such notice shall be considered reasonably prompt and provided further that if such cure occurs Employee shall not be required to give a subsequent notice if the same or a substantially similar Good Reason again occurs within one year of the occurrence giving rise to such cure:

                           (a) any violation or breach of any provision hereof
in any material respect by the Company including but not limited to failure of the Company to comply with the provisions of paragraphs 4,5, and 6 of this Agreement in any material respect

                           (b) either

                                    (1) a failure of the Company to continue in
                  effect for Employee any Compensation Plan in which the Employee was participating as of the Termination Date or

                                    (2) the taking of any action by the Company
                  which would materially and adversely affect the Employee's participation in or materially reduce the Employee's benefits under, any such Compensation Plan in effect as of the date of such action, without, in each such case, providing a substantially equivalent substitute reasonably acceptable to Employee; or

                           (c) the assignment to the Employee of duties
inconsistent in any material respect with the Employee's then current positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a material diminution in those positions, authority, duties or responsibilities or the taking of any action that is the equivalent of a constructive discharge.

                           (d) the failure of the shareholders to elect Employee
as a member of the board of directors at any time during the Initial Term or any Renewal Term of this Agreement.

                           (e) the failure of the Board to elect the Employee as
Chairman of the Board and Chief Executive Officer, without his express consent, at any time during the Initial Term or any Renewal Term of this Agreement.

                  "Good Reason Payment During Initial Term" means the amount calculated as of the Termination Date by multiplying the greater of 2 or the number of years (rounded to the nearest 1/12th of a year) remaining in the Initial Term (which begins on the Effective Date and ends on the fifth anniversary thereof) by the Employee's Average Annual Compensation calculated as of the Termination Date. For example, if the Employee terminates for Good Reason two and seven-twelfths (2 7/12) years from the Effective Date, the Employee would be entitled to an amount equal to two and five-twelfths (2-5/12) years times the Employee's then Average Annual Compensation. If the Employee terminates for Good Reason four and seven-twelfths (4-7/12) years from the Effective Date, the Employee would be entitled to an amount equal to two times the Employee's then Average Annual Compensation.

                  "Good Reason Payment During Renewal Term" means at any time after the Initial Term during the Renewal Term an amount equal to two (2) times the Employee's then Average Annual Compensation, calculated as of the Termination Date, whether the termination is during the last two years of the Initial Term or during any Renewal Term.

                  "Incentive Plan" means any compensation arrangement, plan, policy, practice or program, other than the Annual Cash Bonus provision of this agreement set forth in paragraph 4 B, established, maintained or sponsored by the Company or any subsidiary of the Company, or to which the Company or any subsidiary of the Company contributes, on behalf of any Executive Officer and which provides for awards of securities or the phantom equivalent of securities, including any stock option, stock appreciation right and restricted stock plan, but excluding any plan intended to qualify as a plan under any one or more of Sections 401 (a), 401(k) or 423 of the Code.

                  "Initial Term" means the first full five year term of this Agreement commencing with the Effective Date and ending five (5) years from the Effective Date

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
(notwithstanding the fact that the Renewal Term commences three years from the Effective Date).

                  "Nonterminating Party" means the Employee or the Company, as the case may be, to which the Terminating Party delivers a Notice of Termination.

                  "Notice of Termination" to or from the Employee means a written notice that:

                           (a) to the extent applicable, sets forth in
reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's Employment, and if the Termination Date is other than the date of receipt of the notice,

                           (b) sets forth that Termination Date.

                  "Person" means any natural person, sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, estate, trust, union or employee organization or governmental authority.

                  "Publicly Traded" with respect to shares of stock of a company means traded on a national securities exchange or listed for quotation on NASDAQ.

                  "Qualified Physician" means, in the case of any determination whether the Employee has sustained a Disability, a physician

                           (a) holding an M.D. degree from a medical school
located in the United States,

                           (b) specializing and board certified in the treatment
of the injury or illness that has or may have caused that Disability and

                           (c) having admission privileges to one or more
hospitals located in Florida or in the state in which the Employee then is domiciled.

                  "Renewal Term" means the automatic and continually renewing term of two (2) years, commencing three (3) years from the Effective Date (during the Initial Term) and renewing each day thereafter for an additional day without any further action by the Company or the Employee, it being the intention of the parties that from the Effective Date there shall be a five (5) year duration of the Initial Term and from the third anniversary of the Effective Date there shall be a continuously remaining Renewal Term of two (2) years duration of the Employee's Employment, subject to the termination provisions hereof.

                  "Required Board Majority" means at any time at least a sixty-six percent (66%) majority of the members of the Board voting at that time.

                  "Securities Act" means the Securities Act of 1933.


                  "Terminating Party" means the Employee or the Company, as the case

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
may be, who or which terminates the Employee's Employment by means of a Notice of Termination.

                  "Termination Date" means:

                           (a) if the Employee's Employment is terminated by
reason of the Employee's death during the term of this Agreement or retirement at the age of 65, the date of that death or retirement;

                           (b) if the Employee's Employment is terminated by
reason of the Employee's giving a Notice of Termination following a Change of Control pursuant to Section 5(B)(i)(b) or (c), sixty (60) days from the Notice of Termination; provided that the Termination Date shall be no earlier than 275 days after the Change of Control and further provided that the Notice of Termination shall be no later than 365 days after the Change of Control.

                           (c) if the Employee's Employment is terminated by
reason of the Employee's giving a Notice of Termination without Good Reason pursuant to Section 5(B)(i)(d), the Termination Date shall be a date, designated by the Company, not sooner than the third business day after the Company receives the applicable Notice of Termination nor later than sixtieth (60th) day.

                           (d) if the Employee's Employment is terminated by
reason of the Employee's disability the Termination Date shall be as specified in Section 5(c).

                           (e) if the Employee's Employment is terminated by
Employee for any other reason, the elapse of the sixtieth (60th) day after the Company receives the Notice of Termination;

                           (f) If the Employee's Employment is terminated by the
Company for Cause, three business days from the date the Employee receives the Company's Notice of Termination for Cause;

                           (g) if the Employee's Employment is terminated by the
Company for any other reason, the Termination Date shall be a date designated by the Company, not sooner than the third business day after the Employee received the applicable Notice of Termination nor later than the sixtieth (60th) day.

                  "Type I Cause" means Cause of the type referred to in clause
(a) of the definition of Cause herein.

                  "Type II Cause" means Cause of the type referred to in clause
(b) or (c) of the definition of Cause herein.

                  "Voting" shall include, in respect of a security, voting, granting a proxy, acting by consent, making a request or demand relating to corporate action (including calling a stockholder meeting) or otherwise giving an authorization (within the meaning of Section 14 (a) of the Exchange Act) in respect of such security.

                  "Voting Shares" means:

                           (a) in the case of any corporation, stock of that
corporation of the class or classes having general voting power under ordinary circumstances to elect a majority of that corporation's board of directors; and

                           (b) in the case of any other entity, equity interests
of the class or classes having general voting power under ordinary circumstances equivalent to the Voting Shares of a corporation.

         B. Other Definitional Provisions.

                  (i) Except as otherwise specified herein, all references herein to any statute defined or referred to herein, including the Code, ERISA and the Exchange Act, shall be deemed references to that statute or any successor statute, as the same may have been or may be amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

                  (ii) When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the word "Section" refers to a Section of this Agreement unless otherwise specified.

                  (iii) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes each other gender and the neuter.

                  (iv) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.

2.       EMPLOYMENT

         A. On the terms and subject to the conditions hereinafter set forth, and beginning as of the Effective Date, the Company will employ the Employee as Chairman of the Board and Chief Executive Officer of Company and the Employee will serve in the Company's employ in that position. The Employee shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company and corporations Affiliated with the Company as are commensurate and consistent with the employment as Chairman of the Board and Chief Executive Officer of the Company. The Employee also shall have such additional powers, authority, functions, duties and responsibilities as may be assigned to him by the Board (excluding the voting participation of Employee); provided that, without the Employee's written consent, such additional powers, authority, functions, duties and responsibilities shall not be inconsistent or interfere with, or detract from, those herein vested in, or otherwise then being performed for the Company by, the Employee.

         B. The Employee shall not, at any time during the Employment, engage in any other activities unless these activities do not interfere materially with the Employee's duties and responsibilities for the Company at that time, except that the Employee shall be entitled, subject to the provisions of Section 7,

                  (a) to continue with such activities as the Employee has carried on prior to the Effective Date, including making and managing his personal investments and participating in other business, church or civic activities provided that such activities do not include a Beneficial Ownership interest in a competitor, supplier or customer of the Company other than an investment in a Publicly Traded company of which Employee is not an employee, officer, director or partner that does not exceed 5% of the outstanding voting shares of voting stock.

                  (b) to serve on civic boards, non-profit boards, charitable boards or committees and trade associations or similar boards of committees.

                  (c) to serve on for-profit business boards of directors if Employer's consent shall have been obtained, which consent shall not unreasonably be withheld.

3.       TERM OF EMPLOYMENT

         Subject to the provisions of Section 5, the Initial Term of the Employee's Employment shall be for a period of five (5) years commencing on the Effective Date. The Renewal Term shall commence three (3) years from the Effective Date and renew each day thereafter for an additional day without any further action by the Company or the Employee, it being the intention of the parties that from the Effective Date there shall be a five (5) year duration and from the third anniversary of the Effective Date there shall be a continuously remaining term of two (2) years duration of the Employee's Employment. Subject to the provisions of Section 5, Employee shall be employed hereunder for the Initial Term and the Renewal Term. In the event that Employee's Employment hereunder shall not have otherwise been terminated, such Employment shall terminate at the end of the Compensation Year in which Employee reaches age 65.

4.       COMPENSATION

         A. Base Salary. A Base Salary shall be payable to the Employee by the Company as a guaranteed minimum annual amount hereunder for each Compensation Year during the period from the Effective Date to the Termination Date. That Base Salary shall be payable in the intervals consistent with the Company's normal payroll schedules (but in no event less frequently than semi-monthly), shall be payable initially at the annual rate of $390,000 and shall be increased (but not decreased or adjusted other than as provided in Section 5) as follows:

                  (i) on the first and each subsequent anniversary of the Effective Date, by the greater of the same percentage increase (if any) in the CPI for the twelve (12) month period immediately preceding such anniversary or such amount that the majority of the Board (for this purpose excluding Employee) shall determine.

                  (ii) if the Employee is required by reason of his Employment to relocate from a state without a personal income tax at the time of his relocation to a state having a personal income tax, the Base Salary and Annual Cash Bonus in effect at the time of such relocation, shall immediately be increased by the amount equal to the Base Salary and Annual Cash Bonus immediately prior to this increase multiplied by seventy percent (70%) of the highest personal income tax rate of such state; for example, if the Employee relocates from a state without a personal income tax to a state having a personal income tax and the highest rate of that tax is six percent (6%) when the Base Salary is $400,000 and the Annual Cash Bonus is $440,000, then the Base Salary will be increased by $16,400 (computed at 70% x 6% x $400,000) and the Annual Cash Bonus will be increased by $18,480 (computed at 70% x 6% x$440,000).

         B. Annual Cash Bonus. The Annual Cash Bonus shall be calculated as of the end of the Compensation Year. (The first such calculation will be made as of September 30, 1997, the first fiscal year end of the Company after the Effective Date.) The Annual Cash Bonus shall be paid to the Employee within one hundred and eighty (180) days of the beginning of each Compensation Year. The Employee's target Annual Cash Bonus shall be fifty-five percent (55%) of Base Salary. However, Employee may earn an actual Annual Cash Bonus of between fifty percent (50%) and two hundred percent (200%) of the target Annual Cash Bonus. If the Company does not meet the threshold level of performance, the Annual Cash Bonus will be zero percent (O%) of Base Salary. At the minimum performance threshold, the Annual Cash Bonus will be fifty percent (50%) of the target Annual Cash Bonus. If the Company reaches or exceeds the maximum level of performance, Employee's Annual Cash Bonus will be two-hundred percent (200%) of the target Annual Cash Bonus (said 200% times the aforesaid 55% resulting in a capping of the Annual Cash Bonus at 110% of Base Salary.

For purposes of determining the Employee's Annual Cash Bonus, the Company's average Return on Total Capital Employed (ROCE), as determined over a four year period, will be calculated and then compared against an average target ROCE as calculated for a select group of companies over the same period. The select group of companies shall be those listed on Exhibit B; provided, however that if the parties agree that one or more of the selected companies becomes unrepresentative or otherwise unsuitable or unavailable for comparison, the parties shall select a reasonable substitute. If the parties are unable to agree upon a reasonable substitute they shall agree on a third party such as a disinterested and nationally recognized accounting firm that shall make the recommendation which shall be binding. The average target ROCE for the select group of twenty (20) publicly traded apparel companies, excluding the Company, for which financial data are readily available will be calculated by determining the ROCE each year for each company in the select group and then determining the average ROCE for each company over the four year period. Next, the companies are ranked based upon the four year average ROCE for each company. The seventy-fifth percentile of the four year average ROCE of the select group is the average ROCE for a company on the list which, excluding the Company, results in five companies from the select group being above and fifteen companies for the select group being below the Company's average ROCE. That average ROCE (i.e. the seventy-fifth percentile) then becomes the target ROCE ("TROCE") for purposes of comparing the Company's average ROCE.

A four year average ROCE for the Company is then calculated in the same fashion that the average ROCE is calculated for the select group of companies. If the four year average ROCE for the Company is equal to or greater than eighty-five percent (85%) of the TROCE, Employee's Annual Cash Bonus is fifty percent (50%) of the target Annual Cash Bonus. If the four year average ROCE for the Company is at least one-hundred and thirty percent (130%) of the TROCE, Employee's Annual Cash Bonus is two-hundred percent (200%) of the target Annual Cash Bonus. If the four year average ROCE for the Company is between eighty-five percent (85%) of the TROCE and one-hundred and thirty percent (130%) of the TROCE, the Annual Cash Bonus will be determined by straight line interpolation (as more particularly described in the formula attached as Exhibit A and incorporated herein by reference. Exhibit B attached hereto and incorporated by reference is an example of the foregoing methodology, correctly applied. The seventy-fifth percentile of the average ROCE's is 16.58. This is the TROCE. The Company's average ROCE is 20.16% or 122% of the TROCE. Accordingly, the Employee's Annual Cash Bonus is 94.66% of Base Salary.

ROCE is defined as net income plus tax adjusted interest expense divided by beginning shareholder equity plus average total debt. The average total debt will be calculated on an annual basis and will reflect all interest bearing liabilities, including off balance sheet items. Net income will be final net income as reported under GAAP and will not exclude any unusual or extraordinary items such as gains or losses recognized from the sale of assets, write downs, etc. The interest expense will include all interest paid by the Company and will be adjusted to reflect the Company's tax rate for the performance year.

         C. Other Compensation. To the extent authorized by a majority of the Board (excluding Employee) the Employee shall also be entitled to participate in any additional Compensation Plans from time to time in effect during the term of this Agreement, regardless of whether the Employee is an Executive Officer. All awards to the Employee under all Incentive Plans shall take into account the Employee's positions with and duties and responsibilities to the Company and its subsidiaries.

         D. Limitations on Payments. Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to the Employee shall be reduced such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Employee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or which the Company may pay without loss of deduction under Section 280G(a) of the Code. For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meaning assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b) (2) of the Code. Within fifteen (15) days following the Date of Termination or notice by the Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Section 280G of the Code, the Employee and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company's independent auditors and acceptable to the Employee in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments and (iii) the amount and present value of any excess parachute payments determined without regard to the limitations of this paragraph. As used in this Agreement, the term "Base Period Income" means an amount equal to the Employee's "annualized includible compensation for the base period" as defined in Section 280G(d) (1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d) (3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. If such opinion determines that there would be an excess parachute payment, any payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Employee in writing delivered to the Company within five (5) days of his receipt of such opinion or, if the Employee fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be excess parachute payment. If such legal counsel so requests in connection with the opinion required by this paragraph, the Employee and the Company shall obtain at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation to be received by the Employee. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this paragraph shall be of no further force or effect.

5.     TERMINATION, DISABILITY AND DEATH

         A. Termination of Employment by the Company.

                  (i) The Company shall be entitled, if acting at the direction of the Required Board Majority, to terminate the Employee's Employment

                           (a) at any time for Type I or Type II Cause, or

                           (b) at any time after December 31,1998 for any
Business Reason.

The Company's termination of the Employee's Employment for Cause will be effective on the date the Company delivers a Notice of Termination for Cause to the Employee pursuant to this Section, while the Company's termination of the Employee's Employment for a Business Reason will be effective not less than three (3) business days and not more than sixty (60) days from the date the Company delivers a Notice of Termination for a Business Reason to the Employee pursuant to this Section 5(A)(i). Between the time that the Company delivers a Notice of Termination for a Business Reason and the effective date of such termination, Employee shall continue to receive all of the payments and consideration provided for in the Agreement.

                  (ii) If the Company terminates the Employee's Employment for Cause, the Company promptly thereafter, and in any event within five (5) business days thereafter, shall pay the Employee, without right of set off, except for liquidated sums, or counterclaim, his Base Salary to and including the Termination Date and the amount of all compensation previously deferred by the Employee (together with any accrued interest or earnings thereon), in each case to the extent not theretofore paid, and, when that payment is made, the Company shall, notwithstanding Section 3, have no further or other obligations hereunder to the Employee.

                  (iii) If the Company terminates the Employee's Employment for a Business Reason at any time during the first three years of the Initial Term (which commences on the Effective Date and ends five years from the Effective
Date), the Company shall promptly thereafter, and in any event within five (5) business days of the Termination Date, pay the Employee, without right of set off, except for liquidated sums, or counterclaim, his Base Salary to and including the Termination Date and the amount of all compensation previously deferred by the Employee, if any, (together with any accrued interest or earnings thereon) together with the Business Reason Termination Payment During Initial Term, in each case to the extent not theretofore paid, and when all such payments are made, the Company shall, notwithstanding Section 3, have no further or other obligations hereunder to the Employee.

                  (iv) If the Company terminates the Employee's Employment for a Business Reason after the Initial Term and during the Renewal Term, including during the portion of the Initial Term that is after the first three years of such Initial Term, the Company shall promptly thereafter, and in any event within five (5) business days of the Termination Date, pay the Employee, without right of set off, except for liquidated sums, or counterclaim, his Base Salary to and including the Termination Date and the amount of all compensation previously deferred by the Employee, if any, (together with any accrued interest or earnings thereon) together with the Business Reason Termination Payment During Renewal Term, in each case to the extent not theretofore paid, and, when all such payments are made, the Company shall, notwithstanding Section 3, have no further or other obligations hereunder to the Employee.

         B. Termination of Employment by the Employee.

                  (i) The Employee shall be entitled to terminate the Employment

                  (a) For Good Reason. Subject to the provision for cure described in the definition of the term "Good Reason", the Employee shall be entitled to terminate his Employment for a Good Reason at any time within one hundred eighty (180) days after the facts or circumstances constituting that Good Reason first exist and are known to the Employee, provided that at least ninety (90) days prior to such Termination the Employee has notified Employer that Employee believes that Good Reason exists and sets forth in reasonable detail the basis therefor and, at the time of any Notice of Termination therefor Good Reason continues to exist. Such termination for Good Reason shall be effective on the applicable Termination Date. In the event that the Employee terminates his Employment for Good Reason during the Initial Term, the Employee, without right of set off, except for liquidated sums, or counterclaim, upon the Date of Termination. In the event that the Employee terminates his Employment for Good Reason during any Renewal Term, including any portion of the Initial Term that is after the first three years of such term, the Good Reason Payment During Renewal Term shall become due and payable to the Employee, without right of set off, except for liquidated sums, or counterclaim, upon the Date of Termination.

                  (b) Change of Control (Type A). The Employee shall be entitled to terminate the Employment as a result of Change of Control (Type A), by reason of the Employee's giving a Notice of Termination following a Change of Control (Type A) at any time within three hundred sixty-five (365) days after that Change of Control (Type A) occurs. Such termination shall be effective on the applicable Termination Date. If the Employee terminates his Employment by reason of a Change of Control (Type A), except as provided in subparagraph (iv), the Company shall pay to the Employee in a cash lump sum within five (5) business days after the Termination Date the amount equal to the sum of

                           (i) the portion of the Base Salary to and including
the Termination Date which has not yet been paid,

                           (ii) all compensation previously deferred by the
Employee, if any, (together with any accrued interest and earnings thereon),

                           (iii) any accrued but unpaid vacation pay,

                           (iv) any Annual Cash Bonus earned but not yet paid
for fiscal years ending prior to the Termination Date (such Annual Bonus to be paid as soon as practicable after the information required to calculate such Annual Bonus is available to the Company in no event later than sixty (60) days after the required information is available to the Company) and

                           (v) the Change of Control Payment (Type A) Upon
Voluntary Termination By Employee calculated as of the Termination Date.

                  (c) Change of Control (Type B). The Employee shall be entitled to terminate the Employment as a result of Change of Control (Type B), by reason of the Employee's giving a Notice of Termination following a Change of Control (Type B) at any time within three hundred sixty-five (365) days after that Change of Control (Type B) occurs. Such termination shall be effective on the applicable Termination Date. If the Employee terminates his Employment by reason of a Change of Control (Type B), except as provided in subparagraph (iv), the Company shall pay to the Employee in a cash lump sum within five (5) business days after the Termination Date the amount equal to the sum of

                           (i) the portion of the Base Salary to and including
the Termination Date which has not yet been paid,

                           (ii) all compensation previously deferred by the
Employee, if any, (together with any accrued interest and earnings thereon),
(iii) any accrued but unpaid vacation pay;

                           (iv) any Annual Cash Bonus earned but not yet paid
for fiscal years ending prior to the Termination Date (such Annual Bonus to be paid as soon as practicable after the information required to calculate such Annual Bonus is available to the Company in no event later than nine (9) months after the Termination Date) and

                           (v) the Change of Control Payment (Type B) Upon
Voluntary Termination By Employee calculated as of the Termination Date.

                           (d) Without Good Reason. The Employee's termination
of his Employment without Good Reason and other than for Disability will be effective on the applicable Termination Date. If the Employee terminates his Employment Without Good Reason and other than for Disability, the Company shall pay to the Employee, in a cash lump sum within five (5) business days after the Termination Date, the amount equal to the sum of

                           (i) the portion of the Base Salary to and including
the Termination Date which has not yet been paid,

                           (ii) all compensation previously deferred by the
Employee, if any, (together with any accrued interest and earnings thereon) which has not yet been paid, and

                           (iii) any accrued but unpaid vacation pay.

         C. Termination by Reason of Disability. During the term of this Agreement and the period following Termination of this Agreement (for any cause whatsoever other than Type I cause), (the "policy period") the Company shall maintain, at its expense and at the current expense level, the individual, long-term non-cancelable guaranteed renewal individual disability plan now in place, until such time, not to exceed three (3) years, as Employee has commenced to have earned annual income in excess of 50% of his most recent Base Salary. In the event the Employee retires while in the employ of the Company, the Company shall maintain at its expense but at the current level of premium payments, the individual, long-term non-cancelable guaranteed renewal individual disability plan more particularly described in Exhibit D for a period of three (3) years from the date of retirement. If after retirement, the policy premium exceeds the level of the premium on the retirement date the Employee shall pay the difference. If the Employee incurs any Disability during the policy period, either the Employee or the Company may terminate the Employee's Employment. If the Employee's Employment is terminated by reason of the Employee's disability and Notice of Termination of such, the Termination Date shall be the date set in such notice. If the Employee's Employment is terminated by reason of the Employee's disability, the Employee shall not be subject to the Non-Compete paragraph 7(b), but shall be remain subject to the paragraph 7(a) and 7(c).

         D. Termination of Employment by Death. Upon the death of the Employee, the Employment will be terminated on the applicable Termination Date. If the Employee's Employment is terminated by reason of the Employee's death, the Company shall pay to the Person the Employee has designated in a written notice delivered to the Company as his beneficiary entitled to such payment, if any, or to the Employee's estate, as applicable, in a cash lump sum within thirty (30) days after the Termination Date, the amount equal to the sum of

                  (i) the portion of the Base Salary through the end of the month in which the Termination Date occurs which has not yet been paid,

                  (ii) all compensation previously deferred by the Employee, if any, (together with any accrued interest or earnings thereon) which has not yet been paid, and

                  (iii) any accrued but unpaid vacation pay.

         E. Return of Property. On termination of the Employee's Employment, however brought about, the Employee (or his representatives) shall promptly deliver and return to the Company all the Company's property that is in the possession or under the control of the Employee.

         F. Stock Options. Notwithstanding any provision of this Agreement to the contrary:

                  (i) except in the case of a termination of the Employee's Employment for Cause, as described in sub paragraphs (a) and (b) of the Cause definition, all stock options previously granted to the Employee under Incentive Plans that have not been exercised and are outstanding as of the time immediately prior to the Termination Date shall, notwithstanding any contrary provision of any applicable Incentive Plan, remain outstanding (and continue to become exercisable pursuant to their respective terms) until exercised or the expiration of their term, whichever is earlier; and

                  (ii) in the case of a termination of the Employee's Employment for Cause, as described in sub paragraphs (a) and (b) of the Cause definition, all stock options previously granted to Employee under Incentive Plans that have not been exercised and are outstanding as of the time immediately prior to the Termination Date shall, notwithstanding any contrary provision of any applicable Incentive Plan, remain outstanding and continue to be exercisable until exercised or the date that is ten (10) days after the Termination Date, whichever is earlier.

Notwithstanding any provision of this Agreement to the contrary, for purposes of all Incentive Plans, the term "Cause" shall mean Cause (subparagraphs (a) and (b)) as defined herein.

6.       OTHER EMPLOYEE RIGHTS

         A. Paid Vacation; Holidays. The Employee shall be entitled to not less than six (6) weeks of annual vacation and all legal holidays during which times his applicable compensation shall be paid in full.

         B. Fringe Benefits. During the term of this agreement, the Employee is entitled to the same level of fringe benefits previously and currently provided to Employee by the Company including but not limited to a company car for business and personal use, health insurance, dental insurance, disability insurance, and life insurance; provided further that the Company shall increase the life insurance benefit to Employee's specified beneficiary to $2.5 million.

         C. Business Expenses. The Employee is authorized to incur, and will be entitled to receive prompt reimbursement for, all reasonable expenses incurred by the Employee in performing his duties and carrying out his responsibilities hereunder, including first class air fare and hotels, business meal, entertainment and travel expenses, provided that the Employee complies with the applicable policies, practices and procedures of the Company relating to the submission of expense reports, receipts or similar documentation of those expenses. The Company shall either pay directly or promptly reimburse the Employee for such expenses not more than twenty (20) days after the submission to the Company by the Employee from time to time of an itemized accounting of such expenditures for which direct payment or reimbursement is sought. Unpaid reimbursements after such 20-day period shall accrue interest in accordance with
Section 7(K).

         D. Support. During the Employment, the Employee shall be provided by the Company with office space, furnishings, and facilities, reserved parking, secretarial and administrative assistance, supplies and other support equipment (including a computer, facsimile machine and photocopier).

         E. No Forced Relocation. The Employee shall not be required to move Employee's principal place of residence from the central Florida area or to perform regular duties that could reasonably be expected to require either such move against his wish or to spend amounts of time each week outside the central Florida area which are unreasonable in relation to the duties and responsibilities of the Employee hereunder , and the Company agrees that, if it requests the Employee to make such a move and the Employee declines that request,

                  (i) that declination shall not constitute any basis for a determination that Type II Cause exists unless the business of Employer is materially put at risk by such refusal as determined by the Required Majority Board and

                  (ii) no animosity or prejudice will be held against Employee.

7.       GENERAL PROVISIONS

         A. Confidentiality. The Employee shall not divulge or communicate to any person (except in performing his duties under this agreement) or use for his own purpose Confidential Information which is not generally known to the public and shall use his best efforts to prevent the publication or disclosure by and other person of any such Confidential Information. Information shall be deemed not to be Confidential Information if it has become known to the public generally through no act or fault of the Employee. All documents and objects made, complied, received or held or used by Employee in connection with the business of the Company during the employment shall be and remain the Company's property.

         B. Non-Competition. The Employee agrees that, except as otherwise provided herein, during the Employment and for a period of two years after the applicable Termination Date Employee will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any impermissible financial interest in any business that is engaged in the merchandising, manufacturing, distribution or marketing of men's casual pants, shorts and jeans (a

"competing business"). For purpose of this Agreement, the Employee shall not be deemed to be engaged in a competing business if Employee is employed by a division or subsidiary or similar business unit of a company or other business entity that would otherwise be deemed a competing business so long as the division, subsidiary or similar business unit by which the Employee is employed is accounted for as a separate profit center and does not engage in a competing business, and Employee's ownership interest, if any, is not an impermissable financial interest. For purposes of this Agreement, the Employee shall be deemed to be engaged in a competing business if Employee is an employee, officer, director, partner or consultant of such competing business or has an impermissible financial interest therein. For purposes of this Agreement, the Employee shall be deemed to have an impermissible financial interest in competing business if Employee is a partner or shareholder directly or indirectly, therein, except as provided hereafter. Employee shall not be deemed to have an impermissible financial interest in any competing publicly traded or privately held business so long as Employee owns less than five percent (5%) of any class of securities of such publicly traded or privately held company and is not an officer, director, partner, employee or consultant thereto, except as to holding an office or being an employee, as otherwise provided in the "employed by a division . . ." sentence above.

         C. Non-Solicitation. The Employee agrees that during the Employment and for a period of two (2) years after the Date of Termination, Employee shall not employ any person who was employed by the Company or any of its controlled Affiliates on the Termination Date, or induce such Person to accept employment other than with the Company or its subsidiaries.

         D. The Employee recognizes that a breach of his obligations under this paragraphs (A) through (C) above would cause irreparable harm to the Company and, provided that as a pre-condition the Company has previously tendered all sums that are due and payable to the Employee under the terms of this Agreement, the Company shall be entitled to preliminary and permanent injunctions enjoining violations as a non-exclusive remedy.

         E. Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect,

                  (i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement,

                  (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this clause (ii) shall not prohibit any modification allowed under Section 7(B)) and

                  (iii) if the effect of a holding or finding that any such provision is invalid, illegal or unenforceable is to modify to the Employee's detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Employee intended by the Company and Employee in entering into this Agreement, the Company shall, within thirty (30) days after the date of such finding or holding, negotiate and expeditiously enter into an agreement with the Employee which contains alternative provisions (reasonably acceptable to the Employee and the Company) that will restore to the Employee (to the extent lawfully permissible) substantially the same economic, substantive and income tax benefits and legal rights the Employee would have enjoyed had such provision been upheld as legal, valid and enforceable; and

                  (iv) if any provision of this Agreement or portion hereof is so broad, in scope or duration, as to be unenforceable, such provision or portions thereof shall be interpreted to be only so broad as to be legal, valid and enforceable.

                  F. Nonexclusivity of Rights. Nothing herein shall prevent or limit the Employee's continuing or future participation in any Compensation Plan or, subject to Section 9(N), limit or otherwise affect such rights as the Employee may have under any other contract or agreement with the Company. Vested benefits and other amounts to which the Employee is or becomes entitled to receive under any Compensation Plan on or after the Termination Date shall be payable in accordance with that Compensation Plan, except as expressly modified hereby.

         G. Full Settlement. The Company's obligations to make the payments provided for in, and otherwise to perform its undertakings in, this Agreement shall not be affected by any right of set-off (other than as to liquidated amounts), counterclaim, recoupment, defense or other action, claim or right the Company may have against the Employee or others. Except as stated in Section 5(c), in no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any provision hereof, and those amounts shall not be reduced, regardless of whether the Employee obtains other employment or becomes self-employed.

         H. Judicial Review. Any determination as to the existence of Cause by the Board or Required Board Majority is reviewable by the trier of fact to determine whether such determination was made in good faith versus bad faith and whether such determination was reasonable versus arbitrary or capricious.

         I. Successors.

         (i) This Agreement is personal to the Employee and, without the prior written consent of the Company, is not assignable or delegable by the Employee otherwise than by transfer of rights by will or the laws of descent and distribution.

         (ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and this Agreement shall inure to the benefit and be enforceable by the Employee's legal representatives acting in their capacities as such pursuant to applicable law.

         (iii) The Company shall require any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to the business, properties and assets of the Company substantially as an entirety expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no such succession taken place.

         J. Amendments; Waivers. This Agreement may not be amended or modified except by a written agreement executed and delivered by the parties hereto or their respective successors or legal representatives acting in their capacities as such pursuant to applicable law.

         K. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the appropriate Person at the address of such Person get forth below (or at such other address as such Person may designate by written notice to each other party in accordance herewith):

         (i)      if to the Employee, addressed as follows:

                      William W. Compton
                      7225 N. Mobley Road
                      Odessa, FL  33556

         ; and

         (ii)    if to the Company, addressed as follows:

                      Tropical Sportswear Int'l Corporation
                      4902 West Waters Avenue
                      Tampa, FL  33634
                      Attn:  Michael Kagan

                       In the case of any Notice of Termination or of Good Reason, with copies to each member of the Board

         L. No Waiver. The failure of the Company or the Employee to insist on strict compliance with any provision of, or to assert any right under, this Agreement (including the right of the Employee or the right of the Company to terminate the Employment for Good Reason or by reason of a Change of Control pursuant to Section, 5(B) (i)) shall not be deemed a waiver of that provision or of any other provision of or right under this Agreement.

         M. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without reference to any principles of conflicts of laws.

         N. Jurisdiction and Venue. The Company and the Employee irrevocably consents with respect to any action, suit or other legal proceeding pertaining directly to this Agreement or to the interpretation or enforcement of any of the Company's or the Employee's right hereunder to service of process in the State of Florida and hereby waives any right to contest or oppose receipt of such service of process in Florida provided such Person actually received such process by mail or electronic communication. The Company and the Employee revocably

                  (i) agrees that any such action, suit or other legal proceeding may be brought in Hillsborough County, Florida; and

                  (ii) consents to the jurisdiction of any appropriate court in such county in any such action, suit or other legal proceeding and

                  (iii) waives any objection it may have to the laying of venue of any such action, suit or other legal proceeding in any of such courts and


                  (iv) WAIVES ANY RIGHT TO TRIAL BY JURY.

         O. Headings. The headings of Sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         P. Interest. If any amounts required to be paid or reimbursed to the Employee hereunder are not so paid or reimbursed at the times provided herein (including amounts required to be paid by the Company pursuant to Sections 6 and 10, those amounts shall accrue interest compounded daily at the annual percentage rate which is one and one half percentage points (1.5%) above the interest rate announced by NationsBank, Tampa, Florida (or its successor) from time to time, as its Base Rate (or prime lending rate), from the date those amounts were required to have been paid or reimbursed to the Employee until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

         Q. Publicity. The Company agrees with the Employee that, except to the extent required by law or legal process (including reporting and public disclosure contemplated under the Exchange Act and the Securities Act) and any other law giving any Person a private right of action or suit, neither the Company nor the Employee will not make or publish, without the prior written consent of the other, any written or oral statement concerning the terms of the Employee's employment relationship with the Company and will not, if a Notice of Termination is given by either the Company or the Employee for any reason, publish or cause to be published any statement concerning the Company's relationship with the Employee or the Employee's relationship with the Company, including Employee's work-related performance or the reasons or basis for the giving of that Notice of Termination.

         R. Tax Withholding. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         S. Entire Agreement. The Company and the Employee agree that this Agreement supersedes all prior written and oral agreements between them with respect to the employment of the Employee by the Company, but has no effect on any Compensation Plan in which the Employee was participate prior to the Effective Date.

         T. Effective Date. This Agreement shall be effective on the Closing
Date.

8. LITIGATION COSTS In the event of litigation over the terms or breach of this Agreement, the prevailing party shall be entitled to recover litigation costs and attorneys fees from the non-prevailing party.

9.       INDEMNIFICATION

         The Employee shall be indemnified by the Company to the maximum extent permitted by the law of Florida, the state of the Company's incorporation, and the law of the state of incorporation of any subsidiary of the Company of which the Employee is a director or an officer or employee, as the same may be in effect from time to time.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.

                                  TROPICAL SPORTSWEAR INTERNATIONAL  CORPORATION

                                  By:/s/ Michael Kagan
                                     -------------------------------------
                                  Its:   Executive Vice President
                                      ------------------------------------
                                  EMPLOYEE

                                  /s/ William W. Compton
                                  ----------------------------------------
                                  William W. Compton
                                  Employee's Permanent Address:

                                  7225 N. Mobley Road
                                  Odessa, FL  33556

                                   EXHIBIT A

                  INCENTIVE CALCULATION FOR BILL COMPTON 2/4/97
                                for the FYE 9/95

                                                                    Target
                                                                     Award
         ROCE                        ROCE                          Incentive                           Bonus
         Value                   Performance                       Opportunity                       Percentage
         -----                   -----------                       -----------                       ----------
         130%                       21.55%                           200.00%                           110.00%
         129%                       21.39%                           196.67%                           108.17%
         128%                       21.22%                           193.33%                           106.33%
         127%                       21.06%                           190.00%                           104.50%
         126%                       20.89%                           186.67%                           102.67%
         125%                       20.73%                           183.33%                           100.83%
         124%                       20.56%                           180.00%                            99.00%
         123%                       20.39%                           176.67%                            97.17%
         122%                       20.23%                           173.33%                            95.33%
--------------------------------------------------------------------------------------------------------------
         121.59%                    20.16%                           171.97%                            94.59%
--------------------------------------------------------------------------------------------------------------
         121%                       20.06%                           170.00%                            93.50%
         120%                       19.90%                           166.67%                            91.67%
         119%                       19.73%                           163.33%                            89.83%
         118%                       19.56%                           160.00%                            88.00%
         117%                       19.40%                           156.67%                            86.17%
         116%                       19.23%                           153.33%                            84.33%
         115%                       19.07%                           150.00%                            82.50%
         114%                       18.90%                           146.67%                            80.67%
         113%                       18.74%                           143.33%                            78.83%
         112%                       18.57%                           140.00%                            77.00%
         111%                       18.40%                           136.67%                            75.17%
         110%                       18.24%                           133.33%                            73.33%
         109%                       18.07%                           130.00%                            71.50%
         108%                       17.91%                           126.67%                            69.67%
         107%                       17.74%                           123.33%                            67.83%
         106%                       17.57%                           120.00%                            66.00%
         105%                       17.41%                           116.67%                            64.17%
         104%                       17.24%                           113.33%                            62.33%
         103%                       17.08%                           110.00%                            60.50%
         102%                       16.91%                           106.67%                            58.67%
         101%                       16.75%                           103.33%                            56.83%
         100%                       16.58%                           100.00%                            55.00%

Note: 100% = 75th percentile

Bill Compton bonus is $320,000     X    94.59%    =     $302,673

                                                                       EXHIBIT B


                   RETURN ON CAPITAL EMPLOYED

                                                                                                                         (1992-
                                                                                                                          1995)
                                                     FYE                                                                 AVERAGE
     PERCENTILE              COMPANY                MONTH        1992         1993            1994           1995          ROCE
   -----------------------------------------------------------------------------------------------------------------------------
 1      100           Marisa Christina Inc   3       Dec       218.29%        95.69%         70.07%         29.34%       103.35%
   -----------------------------------------------------------------------------------------------------------------------------
 2       95           Tommy Hilfiger                 Mar        46.64%        63.30%         32.30%         23.23%        41.37%
   -----------------------------------------------------------------------------------------------------------------------------
 3       90           Nautica                        Feb        17.84%        20.94%         28.58%         20.96%        22.08%
   -----------------------------------------------------------------------------------------------------------------------------
 4       85           Supreme International          Jan        N/A           25.13%         25.51%         12.92%        21.19%
   -----------------------------------------------------------------------------------------------------------------------------
                      TSI                            SEPT       34.20%        11.86%         21.87%         12.71%        20.16%
   -----------------------------------------------------------------------------------------------------------------------------
 5       80           Donnkenny Inc     1            Nov        28.04%        21.13%         15.32%          7.35%        17.96%
   -----------------------------------------------------------------------------------------------------------------------------
 6       75           Ashworth Inc                   Oct        27.42%        17.72%         16.53%          4.65%        16.58%
   -----------------------------------------------------------------------------------------------------------------------------
 7       70           Tandy Brands                   June       20.32%        19.70%         16.63%          3.28%        14.98%
   -----------------------------------------------------------------------------------------------------------------------------
 8       65           Haggar Corp                    Sept       12.34%        16.40%         18.29%          6.25%        13.32%
   -----------------------------------------------------------------------------------------------------------------------------
 9       60           Garan Inc                      Sept       18.95%        18.73%          9.65%          5.72%        13.26%
   -----------------------------------------------------------------------------------------------------------------------------
10       55           First Years                    Dec        10.56%         4.10%         14.91%         14.90%        11.12%
   -----------------------------------------------------------------------------------------------------------------------------
11       50           Hampshire Group                Dec        13.79%        10.77%         25.87%         18.76%        11.91%
   -----------------------------------------------------------------------------------------------------------------------------
12       45           Kleinert's Inc                 Nov         4.14%         8.39%         16.05%         14.92%        10.88%
   -----------------------------------------------------------------------------------------------------------------------------
13       40           Quiksilver                     Oct         1.15%        10.45%         15.37%         15.92%        10.72%
   -----------------------------------------------------------------------------------------------------------------------------
14       35           Chic by HIS inc                Nov         4.60%        10.31%          8.67%          1.95%         6.38%
   -----------------------------------------------------------------------------------------------------------------------------
15       30           Osh Kosh B'Gosh                Dec         8.98%         2.68%          4.39%          7.48%         5.88%
   -----------------------------------------------------------------------------------------------------------------------------
16       25           Biscayne Apparel Inc           Dec        -1.10%        17.86%          8.77%         -6.66%         4.72%
   -----------------------------------------------------------------------------------------------------------------------------
17       20           Danskin Inc     1              Mar         24.87%        9.47%         -8.82%         -9.27%         4.06%
   -----------------------------------------------------------------------------------------------------------------------------
18       15           Hampton Industries             Dec         3.58%        -0.86%          3.68%          0.72%         1.78%
   -----------------------------------------------------------------------------------------------------------------------------
19       10           Farah Inc                      Oct       -12.21%         2.39%         16.68%         -7.54%        -0.17%
   -----------------------------------------------------------------------------------------------------------------------------
20       5            Jalate Ltd    2                Dec         N/A           N/A           N/A           -28.01%       -28.01%
   -----------------------------------------------------------------------------------------------------------------------------

Footnote   1.  Danskin & Donnkenny 1992 results based on ending debt only -
               beginning debt not available

           2.  Jalate: IPO 1994. 1992 and 1993 not available

           3. Marisa Christina able to obtain all information - company went public in 1994

                                     Page 1